Exhibit 10.2

EXECUTION COPY

EMPLOYMENT AGREEMENT

AGREEMENT by and between SIMON PROPERTY GROUP, INC. (the “Company”) and DAVID SIMON (the “Executive”), effective as of July 6, 2011 (the “Effective Date”).

WHEREAS, the Company is desirous of continuing to employ the Executive as its Chief Executive Officer, and continuing to cause the Executive to provide services to Simon Property Group, L.P. (the “Partnership”), on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of being employed by the Company, and providing services to the Partnership, on such terms and conditions and for such consideration.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.            Term. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company and the Partnership, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on July 5, 2019, or such earlier time as is specifically described in this Agreement (the “Employment Period”).

2.            Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall serve the Company as its Chief Executive Officer and shall perform customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”), and shall provide services to the Partnership, each consistent with such position and with the services in effect immediately prior to the Effective Date. The Executive shall be the highest ranking executive of the Company and have such responsibilities, power and authority as those normally associated with the position of chief executive officer in public companies of a stature similar to the Company, including, without limitation, those powers, responsibilities, duties and authority the Executive had immediately prior to the Effective Date. If the Partnership appoints officers, the Executive shall be appointed the senior-most officer of the Partnership. The Executive shall report solely and directly to the Board. The Executive shall perform his services at the principal offices of the Company in the Indianapolis, Indiana area; provided that the Executive may perform an agreed upon portion of his services from New York City pursuant to a workplan developed by the Executive and approved by the Board, such approval not to be unreasonably withheld. The Executive shall travel for business purposes to the extent reasonably necessary or appropriate in the performance of such services.

(ii)           During the Employment Period: the Executive shall, without compensation other than that herein provided, also serve and continue to serve, if and when elected and re-elected, as a member of the Board. While a member of the Board, the Executive shall serve as its Chairman, unless (A) the Board is advised by counsel in writing that applicable law or the rules of the primary stock exchange on which the Company’s common stock (“Common Stock”) is traded requires that the positions of Chief Executive Officer and Chairman of the Board be held by different persons, (B) the Board appoints a Chairman other than the Executive in response to a shareholder proposal to split the roles of Chief Executive Officer and Chairman of the Board, which proposal received a vote of a majority of the votes cast in respect of such proposal at a meeting of the Company’s shareholders, or (C) the Executive consents in writing otherwise.

(iii)          During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and the Partnership and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate (if approved by the Governance and Nominating Committee of the Board, such approval not to be unreasonably withheld), civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, (B) manage his personal investments, or (C) perform any of the activities specifically allowed under Section 3 of the Non-Competition Agreement between the Executive and the Company, dated as of December 1, 1993 (the “Non-Competition Agreement,” attached hereto as Exhibit A, (provided that the entities listed on Exhibit A-1 attached hereto shall be deemed to be included in Schedules 3(c) and 3(h) to the Non-Competition Agreement, and the Executive shall be deemed to have been providing services to, and an owner of a direct or indirect “Interest” (as defined in the Non-Competition Agreement) in, each of such entities on the date of the Non-Competition Agreement)), in each case of (A) and (B) so long as such activities do not materially interfere with the performance of the Executive’s responsibilities in accordance with this Agreement and the Executive complies with applicable provisions of the Company’s Code of Business Conduct and Ethics.

(b)          Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at the rate of $1,250,000. The Executive’s Annual Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”) pursuant to its normal performance review policies for senior executives. The Committee may, but shall not be required to, increase the Annual Base Salary at any time for any reason and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as increased from time to time. The Annual Base Salary shall not be reduced at any time, including after any such increase, and any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

(ii)           Annual Bonus. In addition to the Annual Base Salary, the Executive shall be eligible to be awarded, for each fiscal year of the Company ending during the Employment Period, an annual cash bonus (the “Annual Bonus”) (including, without limitation, a full Annual Bonus for the fiscal year ending December 31, 2011) pursuant to the terms of the Company’s annual incentive plan as in effect from time to time, which shall not be inconsistent with the terms of this Agreement. The target Annual Bonus, which shall be attained if the Committee determines that target performance is achieved, shall be 200% of the Annual Base Salary in effect on the last day of the applicable fiscal year (the “Target Bonus”). The actual Annual Bonus shall be based upon (A) the level of achievement of reasonably attainable performance goals established by the Committee in good faith and in consultation with the Executive, which performance goals are consistent with those applicable to the Company’s senior executives generally, and (B) may be increased from the amount produced by the application of the applicable performance criteria by the reasonable exercise by the Committee of discretion in a manner consistent with past practice prior to the Effective Date. The performance goals for each fiscal year will be established not later than the time that annual bonus performance goals are set for the Company’s senior executives generally. Each Annual Bonus shall be paid not later than the date on which annual bonuses are paid to the Company’s senior executives generally, and in any event not later than two and one-half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement established by the Committee that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that the current annual incentive plan is amended or terminated, the Executive will be given an opportunity under the amended or successor plan to earn bonus compensation equivalent to the amount that he could have earned under this paragraph 2(b)(ii).

(iii)          Long-Term Awards.

(A)          For each full or partial fiscal year during the Employment Period (including, without limitation, the fiscal year ending December 31, 2019), commencing with the next annual grant of long-term awards to senior executives of the Company following the Effective Date (to be made in, and in respect of, the fiscal year ending December 31, 2011), the Executive shall be granted (each, an “Annual LTIP Award”) a number of units of limited partnership interest (“LTIP Units”) of Simon Property Group, L.P. (the “Partnership”) pursuant to the Partnership’s 1998 Stock Incentive Plan (as it may be amended, restated, supplemented or replaced from time to time after the Effective Date, the “1998 Plan”) equal in value to $12 million, rounded up to the nearest whole number, using a valuation methodology no less favorable to the Executive than that which applies to any award of LTIP units made to the Company’s other senior executives in respect of the same fiscal year. Each Annual LTIP Award in respect of a fiscal year shall have terms and conditions (including, but not limited to, those relating to capital contributions to the Partnership, performance, service and other vesting and forfeiture conditions, distributions and exchangeability for Common Stock) substantially identical (and in any event no less favorable in any respect) to those applicable to LTIP Units generally granted to the Company’s other senior executives in respect of the same fiscal year; provided, that, if there are no grants of LTIP Units to other senior executives of the Company with respect to the fiscal year in which Executive is granted an Annual LTIP Award, then the terms and conditions of the Annual LTIP Award for such fiscal year shall be no less favorable than the terms and conditions of the initial Annual LTIP Award granted for the fiscal year ending December 31, 2011. Notwithstanding the preceding sentence or anything in this Agreement, Section 4(a) of the 2011 LTIP Unit Award Agreement (and the corresponding section of any subsequent LTIP Unit Award Agreement), or any other provision or agreement to the contrary, if the Executive’s employment ends at or following July 5, 2019 for any reason other than a termination by the Company for Cause (as described in Section 3(b) of this Agreement), any outstanding Annual LTIP Award granted prior to July 5, 2019 (which for the avoidance of doubt is intended to include the fiscal year ending December 31, 2019) as to which the applicable performance or service vesting period has not ended shall either (1) as to those Annual LTIP Awards for which the applicable performance vesting period has ended prior to such date, vest immediately upon such termination as to the number of LTIP Units earned based on actual performance (i.e., any remaining service vesting condition shall be waived) and (2) as to those Annual LTIP Awards for which the applicable performance vesting period has not ended prior to such date, the full amount of the LTIP Units subject to such Annual LTIP Awards shall continue to remain outstanding and become vested as of the end such performance period based on actual performance, to the extent provided under the terms of the applicable award, without regard to any applicable service vesting condition and without pro-ration or reduction of such LTIP Units for the fact that the Executive was employed for less than the entire performance vesting period.

(B)           On the Effective Date, the Executive shall be granted 1,000,000 LTIP Units pursuant to the 1998 Plan (the “Retention LTIP Units”). The Retention LTIP Units shall be subject to the 1998 Plan and the Retention LTIP Unit Award Agreement attached hereto as Exhibit B and the Certificate of Designation of Series CEO LTIP Units of Simon Property Group, L.P. attached hereto as Exhibit C (the “Certificate”).

(C)           The Company acknowledges and agrees that the Registration Rights Agreement dated as of September 24, 1998 by and between the Company and certain persons, including the Executive, shall apply to the Shares (as defined in the Certificate) which are received by the Executive upon the conversion of the Annual LTIP Award grants and/or the Retention LTIP Units into Partnership Units (in accordance with and as defined in the Certificate) and the exchange of such Partnership Units for Shares.

(iv)          Welfare Benefits. The Executive and/or the Executive’s family, as the case may be, shall participate in, and shall receive benefits under, all welfare benefit plans, practices, policies and programs provided by the Company on a basis no less favorable than those provided generally to other senior executives of the Company.

(v)           Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, and to participate in the Company’s executive and employee benefit plans and programs, on a basis no less favorable than those provided generally to other senior executives of the Company; provided that any perquisite or fringe benefit provided only to the Executive (and to no other employee of the Company) on the Effective Date shall continue to be provided at a level no less than that in effect on the Effective Date. The Company reserves the right to amend or cancel any such benefits, plan or program in its sole discretion, subject to the terms of such benefits, plan or program and applicable law. Notwithstanding the foregoing, the Executive shall be entitled to first class travel and accommodations when traveling on Company business.

(vi)          Vacation. During the Employment Period, the Executive shall be entitled to no less than four weeks paid vacation per year.

(vii)         Indemnification. During and following the Employment Period, the Company shall fully indemnify the Executive for any liability to the fullest extent applicable to any other officer or director of the Company, including, without limitation, in accordance with the Indemnification Agreement by and between the Company and the Executive dated September 24, 1998. In addition, the Company agrees to continue and maintain, at the

Company’s sole expense, a directors’ and officers’ liability insurance policy covering the Executive both during and, while potential liability exists, after the Employment Period that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.

(viii)        Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all business expenses incurred by the Executive in accordance with the Company’s business expense reimbursement policies, or as additionally approved by the Board or the Audit Committee of the Board.

3.             Termination of Employment. (a) Death or Disability. The Executive’s employment, and the Employment Period, shall terminate automatically upon the Executive’s death. If the Executive incurs a “Disability” (as defined below), the Company may provide the Executive with written notice in accordance with Section 9(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment and the Employment Period shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the “permanent and total disability” of the Executive, as defined in Section 22(e)(3) of the Code, or any successor provision thereto.

(b)           With or Without Cause. The Company may terminate the Executive’s employment, and the Employment Period, either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)            the Executive’s willful and continued failure to perform or substantially perform the Executive’s material duties with the Company and the Partnership;

(ii)           illegal conduct or gross misconduct by the Executive that is willful and demonstrably and materially injurious to the Company’s and the Partnership’s business or financial condition;

(iii)          a willful and material breach by the Executive of the Executive’s material obligations under this Agreement, including without limitation a willful and material breach of the restrictive covenants and confidentiality provisions set forth in Section 7 of the Agreement; or

(iv)          the Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, (A) a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct that is demonstrably and materially injurious to the Company, or (B) a felony crime;

provided, however, that the actions in (i) and (iii) above will not be considered Cause unless the Executive has failed to cure such actions within 30 days of receiving written notice specifying, with particularity, the events allegedly giving rise to Cause and that such actions will not be considered Cause unless the Company provides such written notice within 90 days of the Board (excluding the Executive, if a member of the Board) having knowledge of the relevant action. The Executive will not be deemed to be discharged for Cause unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the independent directors on the Board, at a meeting called and duly held for such purpose (after reasonable notice to Executive and an opportunity for the Executive and the Executive’s counsel to be heard before the Board), finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail.

(c)           Good Reason. The Executive’s employment, and the Employment Period, may be terminated by the Executive for Good Reason. “Good Reason” means the occurrence of any one or more of the following events without the prior written consent of Executive:

(i)            a material diminution of the Executive’s duties or responsibilities, authorities, powers or functions which shall include, without limitation, (A) Executive’s removal as a member of the Board without Cause, (B) Executive’s failure to be nominated for election or failure to be elected or re-elected as a member of the Board at the expiration of each term of office for any reason other than a failure to be so nominated, elected or re-elected which results solely from actions that Executive is legally entitled to take, but voluntarily fails to take, in respect of the Company’s Class B Common Stock (it being understood that any disposition by the Executive, or by any entity which he controls, of Class B common stock shall not be considered a voluntary failure by the Executive to take an action for purposes of this clause (B)), (C) Executive’s ceasing to be Chief Executive Officer of the Company or, (D) other than as provided in Section 2 above, Executive’s ceasing to be Chairman of the Board;

(ii)           A change to the reporting structure set forth in Section 2 above;

(iii)          The assignment to the Executive of duties inconsistent with the usual and customary duties associated with a chief executive officer of a publicly traded company comparable to the Company;

(iv)          a relocation that would result in the Executive’s principal location of employment being moved 35 miles or more away from his current principal location and, as a result, the Executive’s commute increasing by 35 miles or more from the distance of his commute immediately prior to the Effective Date, other than pursuant to the workplan described in the penultimate sentence of Section 2(a)(i) of this Agreement; or

(v)           any material breach of this Agreement by the Company (specifically including, but not limited to, a breach of any of the provisions of Section 2(b) of this Agreement or, for the avoidance of doubt, the award agreements and/or certificates of designation for the LTIP Unit grants thereunder);

provided, however, that the actions in (i) through (v) above will not be considered Good Reason unless the Executive shall describe the basis for the occurrence of the Good Reason event in reasonable detail in a Notice of Termination provided to the Company in writing within 90 days of the Executive’s knowledge of the actions giving rise to the Good Reason, and the Company has failed to cure such actions within 30 days of receiving such Notice of Termination (and if the

Company does effect a cure within that period, such Notice of Termination shall be ineffective). Unless the Executive gives the Company notice within 90 days of his knowledge of the initial existence of any event which, after any applicable notice and the lapse of any applicable 30-day grace period, would constitute Good Reason, such event will cease to be an event constituting Good Reason.

(d)           Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a Notice of Termination (as defined below) to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies the Date of Termination (as defined below) if other than the date of receipt of such notice. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(e)           Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Company for Cause or other than for Cause, death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), (ii) if the Executive’s employment is terminated by reason of death or by the Company for Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (iii) if the Executive’s employment is terminated by the Executive for Good Reason, thirty (30) days from the date of the Company’s receipt of the Notice of Termination, or such later date as is mutually agreed by the Company and the Executive (subject to the Company’s right to cure the Good Reason event). Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code and, notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

4.             Obligations of the Company upon Termination. (a) By the Company Other Than for Cause, Death or Disability; By the Executive for Good Reason. If (x) the Company shall terminate the Executive’s employment and the Employment Period other than for Cause or Disability or (y) the Executive shall terminate his employment and the Employment Period for Good Reason:

(i)            The Company shall pay to the Executive the following amounts:

(A)          (1) a lump sum cash payment within 30 days after the Date of Termination equal to the aggregate of the following amounts: (a) the Executive’s Annual Base Salary and vacation pay through the Date of Termination, (b) the Executive’s accrued Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred by the Executive in accordance with the penultimate sentence of Section 2(b)(ii), which portion shall instead be paid in accordance with the Executive’s applicable deferral election) if such bonus has not been paid as of the Date of Termination, and (c) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, in the case of each of clauses (a) through (c), to the extent not previously paid, and (2) an Annual Bonus for the fiscal year in which the Date of Termination occurs, such Annual Bonus to be determined based on actual performance pursuant to Section 2(b)(ii) hereof, and then prorated based on the number of calendar days of such year elapsed through the Date of Termination, to be paid not later than the date on which annual bonuses are paid to the Company’s senior executives generally, and in any event not later than two and one-half months after the end of the fiscal year for which the applicable Annual Bonus is awarded (“Pro Rata Bonus”) (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

(B)           subject to the Executive’s delivery (and non-revocation) of an executed release of claims in substantially the form attached hereto as Exhibit D (the “Release”), which Release must be delivered to the Company, and any applicable revocation period expired, not later than 60 days after the Date of Termination (the “Release Deadline”), an amount (the “Severance Amount”) equal to two times the sum of (I) the then-current Annual Base Salary, and (II) the then-current Target Bonus. The Severance Amount shall be payable to the Executive in substantially equal installments over the two-year period following the Date of Termination in accordance with the then standard payroll practices of the Company applicable to base salary; provided, however, that (X) the first installment of the Severance Amount will be paid on the first standard payroll date which is 60 days or more following the Date of Termination, and will include the portion of the Severance Amount which would have been paid prior to such first installment but for the delay imposed by this proviso, (Y) notwithstanding the preceding portion of this sentence, payment of the Severance Amount will be delayed in accordance with the penultimate sentence of this Section 4(a) if applicable and (Z) notwithstanding the preceding portion of this sentence, payments of the Severance Amount shall cease, and the Executive’s right to further payments of the Severance Amount forfeited, upon the Executive’s material breach of the covenants contained in Sections 7(a) or 7(b) of this Agreement, if the Executive has failed to cure such material breach (to the extent such material breach is curable), within 30 days of receiving written notice from the Company specifying, with particularity, the events allegedly giving rise to such material breach;

(ii)           The Executive and his eligible dependents shall continue to be covered by the group health benefits otherwise offered by the Company to its active employees generally (the “Health Benefits”) until the day prior to the second anniversary of the Date of Termination, or such earlier day that the Executive obtains other employment which offers group health benefits (the period of such coverage, the “Health Insurance Coverage Period”); provided that (i) such coverage under any portion of the Company’s group health plan which is provided by a third party insurance carrier shall be subject to the approval of such carrier for the portion of the Health Insurance Coverage Period which is more than 18 months following the Date of Termination, (ii) the cost of such coverage (based on applicable COBRA rates) shall be reported as taxable income to the Executive, and (iii) at the request of the Company, the Executive shall make a timely election to receive COBRA coverage provided to former employees under Section 4980B of the Code and continue such coverage for so long during the Health Insurance Coverage Period as it may be available; provided, however, that, in the event that the Company is unable to provide the Executive with the Health Benefits during the Health Insurance Coverage Period, the Company shall obtain comparable coverage for the Executive and his eligible dependants at no additional cost to the Executive (including on a tax-grossed-up basis, if applicable) during the Health Insurance Coverage Period;

(iii)          subject to the Executive’s delivery (and non-revocation) of an executed Release not later than the Release Deadline, any unvested Retention LTIP Units will vest in accordance with the terms of the Retention LTIP Unit Award Agreement;

(iv)          any unvested Annual LTIP Awards, and other equity-based compensation awards held by the Executive, shall be treated and shall vest in accordance their terms, provided that such terms (and such vesting) as to any such Annual LTIP Award or other award granted in any year shall be no less favorable to the Executive than those applicable to awards generally granted to any Company senior executive or executives in the same year (the “Equity Award Termination Treatment”) ; and

(v)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and any entity which controls, is controlled by, or is under common control with, the Company (each, an “Affiliated Company”) through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing provisions of Section 4(a)(i)-(v), in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the applicable employer) (a “Specified Employee”), amounts and benefits (other than the Accrued Obligations) that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 4(a)(i)-(v) during the six-month period immediately following the Date of Termination shall instead be paid on the first business day after the date that is six months following the Date of Termination (the “409A Payment Date”). For the avoidance of doubt, the parties hereto acknowledge that the severance payments and benefits described in this Agreement are intended to either be exempt from, or be designed in a manner to avoid tax penalties to the Executive under, Section 409A of the Code, and the applicable provisions of this Agreement shall be interpreted accordingly.

(b)           Death. If the Executive’s employment, and the Employment Period, is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) the Accrued Obligations, (ii) the Other Benefits, (iii) the Equity Award Termination Treatment and

(iv) any unvested Retention LTIP Units will vest in accordance with the terms of the Retention LTIP Unit Award Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination.

(c)           Disability. If the Executive’s employment, and the Employment Period, is terminated by the Company by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) the Accrued Obligations, (ii) the Other Benefits, and (iii) the Equity Award Termination Treatment and (iv) any unvested Retention LTIP Units will vest in accordance with the terms of the Retention LTIP Unit Award Agreement. The Accrued Obligations shall be paid to the Executive in a lump-sum in cash within thirty (30) days of the Date of Termination.

(d)           Cause. If the Executive’s employment, and the Employment Period, shall be terminated by the Company for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with (i) the Accrued Obligations and (ii) the Other Benefits; provided, however, that if the Executive’s employment shall be terminated for Cause, the term “Accrued Obligations” shall not be deemed to include the Pro Rata Bonus for the year of termination. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

(e)           Non-Renewal. If the Employment Period ends on July 5, 2019 and the Executive’s employment does not continue thereafter, the Executive shall be entitled to, in addition to those rights set forth in Section 2(b)(iii)(A), the (i) Accrued Obligations, and (ii) Other Benefits.

5.            Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of the Affiliated Companies and for which the Executive qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

6.             No Mitigation: Legal Fees. (a) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced or otherwise subject to offset in any manner, regardless of whether the Executive obtains other employment.

(b)           In the event of any contest, claim or proceeding by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) (each, a “Contest”) the Company agrees to reimburse the Executive, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) as a result of such Contest; provided, however, that reimbursement of such fees and expenses shall be provided only if the Executive substantially prevails on at least one substantive issue in such Contest. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 6(b) be made later than the end of the calendar year next following the calendar year in which such Contest is finally resolved, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such Contest is finally resolved. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

7.             Restrictive Covenants. (a) Confidential Information. During the Employment Period and thereafter, the Executive shall keep secret and retain in the strictest confidence, and shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of the Affiliated Companies, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Company, including without limitation the business methods, plans and procedures of the Company, that shall have been obtained by the Executive during the Executive’s employment by the Company or any of the Affiliated Companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and those designated by it. Nothing contained in this Agreement shall prohibit the Executive from disclosing or using information (i) which is now known by or hereafter becomes available to the general public through non-confidential sources; (ii) which became known to the Executive from a source other than Company, or any of its subsidiaries or affiliates, other than as a result of a breach (known or which should have been known to the Executive) by such source of an obligation of confidentiality owed by it to Company, or any of its subsidiaries or affiliates (but not if such information was known by the Executive at such time of disclosure or use to be confidential); (iii) in connection with the proper performance of his duties hereunder, and (iv) which is otherwise legally required (but only if the Executive gives reasonable advance notice to the Company of such disclosure obligation to the extent legally permitted, and cooperates with the Company (at the Company’s expense), if requested, in resisting such disclosure).

(b)           Non-competition.

(i)            Notwithstanding anything in this Agreement to the contrary, the Non-Competition Agreement shall remain in full force and effect in accordance with its terms except that it is hereby amended as follows as of the Effective Date: (A) the definition of “Termination for Cause” set forth in Section 1 of the Non-Competition Agreement shall be replaced by the following” ‘Termination for Cause’ shall mean a termination of Mr. Simon’s employment with the Company for Cause as defined in and pursuant to the terms of the Employment Agreement by and between the Company and Mr. Simon dated as of July 6, 2011) (the ‘Employment Agreement”))’ “, and (B) Section 5 of the Non-Competition Agreement shall be amended by adding after the word “resignation”, the following “(other than a resignation for Good Reason (as defined in the Employment Agreement)), unless such Termination for Cause or resignation occurs on or following July 5, 2019, in which case such term shall continue for one year thereafter;”

(ii)           During the period commencing on the Effective Date and ending on the (A) one-year anniversary of the cessation of the Executive’s employment with the Company if such cessation occurs on or following July 5, 2019 or (B) two-year anniversary of the cessation of the Executive’s employment with the Company if such cessation occurs prior to July 5, 2019 (but such period shall end not later than July 5, 2020 if the Executive’s employment is terminated by the Company without Cause or if the Executive resigns for Good Reason) (the period ending on the date described in the preceding clause (A) or (B), as applicable, the “Covenant Period”), the Executive shall not engage in, have an interest in, or otherwise be employed by (whether as an owner, operator, partner, member, manager, employee, officer, director, consultant, advisor, or representative), or permit his name to be used in connection with the activities of, any business or organization engaged in, (1) the ownership, development, management, leasing, expansion or acquisition of “Shopping Malls” (as defined in the Non-Competition Agreement) or (2) the acquisition of any “Developed Property” or “Undeveloped Property” (as each such term is defined in the Non-Competition Agreement), in either case of (1) or (2), (x) in North America or (y) in any country outside of North America in which the Company owns, operates, manages or leases one or more Shopping Malls, Developed Properties or Undeveloped Properties, or has indicated an intent to do so or interest in doing so as evidenced by a written plan or proposal prepared by or presented to senior management of the Company prior to the Date of Termination; provided, however, that this Section 7(b)(ii) shall not prohibit the Executive from performing any of the activities specifically allowed under Section 3 of the Non-Competition Agreement. The covenant contained in this Section 7(b)(ii) is in addition to, and shall operate separately and independently from, the Non-Competition Agreement.

(c)           Non-solicitation of Employees. During the Covenant Period, other than in connection with the proper performance of his duties hereunder, the Executive shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way knowingly interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company until six (6) months after such individual’s employment relationship with the Company has been terminated or (iii) induce or attempt to induce any person known to the Executive to be a customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way knowingly interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand; provided, that solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 7(c).

(d)           Non-Disparagement. During the Employment Period and for three (3) years thereafter, the Executive agrees not to make any public statement which is disparaging or defamatory about the Company including the Company’s business, its directors, executive officers, parents, subsidiaries, partners, affiliates, or operating divisions, or any of them, whether written, oral, or electronic. In particular, during the Employment Period and for three (3) years thereafter, the Executive agrees to make no public statements including, but not limited to, press releases, statements to journalists, interviews, editorials, commentaries, or public speeches that disparage the Company’s business. In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Executive further agrees not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating the Company’s business, that the Executive knows, or reasonably should know, would support, directly or indirectly, any disparaging or defamatory public statement, whether written or oral, which such third party is reasonably likely to intend to make. During the Employment Period and for three (3) years thereafter, the Company agrees not to make any public statement which is disparaging or defamatory about the Executive, whether written, oral, or electronic. The Company’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above and any member of the Board (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this paragraph 7(d) by the Company. Notwithstanding the foregoing, neither the Company nor the Executive shall be prohibited from making statements in response to statements by the other party (or in the Executive’s case, with respect to any Specified Executives or other officers of the Company) that are disparaging or defamatory.

(e)           Return of Company Property/Passwords. The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs, in whatever media maintained; provided, that, the Executive shall be permitted to retain a copy of his personal rolodex/contacts.

(f)            Executive Covenants Generally.

(i)            The Executive’s covenants as set forth in this Section 7 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(ii)           The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive has carefully considered the nature and extent of the restrictions place upon his by this Section 7, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

(g)           Enforcement. Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 7. Therefore, in the event of a breach or threatened breach of this Section 7, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(h)           Interpretation. For purposes of this Section 7, references to “the Company” shall mean the Company as hereinbefore defined and any controlled affiliate of the Company.

8.                                     Golden Parachute Excise Tax Modified Cutback.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event Deloitte or such other accounting firm as shall be designated by the Company with the Executive’s consent (which shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company or the Affiliated Companies in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement

Payments”) to the “Reduced Amount” (as defined below). The Agreement Payments shall be reduced to the “Reduced Amount” only if the Accounting Firm determines that the Executive would have a greater “Net After-Tax Receipt” (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Executive’s Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement.

(b)           If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the later of the Date of Termination or the date of the transaction which causes the application of Section 280G of the Code. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: 4(a)(i)(B),4(a)(iii). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)           As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)           For purposes hereof, the following terms have the meanings set forth below:

(i)            “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under

Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 8(a).

(ii)           “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s).

(e)           To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

9.             Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs and successors.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company may not assign this Agreement other than to a successor to all or substantially all of the business and/or assets of the Company. The Company will require any such successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

10.          Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

From and after the Effective Date, this Agreement shall supersede and replace any other agreement between the parties with respect to the subject matter hereof (other than as specifically stated herein), and the Executive shall not be entitled to any severance pay or benefits under any other severance plan, program or policy of the Company or any Affiliated Company.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address
on file at the Company.

With a copy to:	Grubman Indursky & Shire, P.C.
Carnegie Hall Tower
152 W. 57th Street
New York, NY 10019
Attention: Allen J. Grubman, Esq.

If to the Company:	Simon Property Group, Inc.
225 West Washington Street
Indianapolis, Indiana 46204
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms, including without limitation Sections 2(b)(vii), 4, 6, 7 and 10.

(g)           The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. The Company and the Executive mutually intend to structure the payments and benefits described in this Agreement, and the

Executive’s other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the extent applicable. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event, other than making a permissible deferral election under Section 409A of the Code in accordance with the terms of a Company nonqualified deferred compensation plan, may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits and the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the amount the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

11.           Recoupment. (a) In the event of a restatement of the Company’s consolidated financial statements, the Board shall have the right to take appropriate action to recoup from the Executive any portion of any bonus and other equity or non-equity compensation received by the Executive the payment, grant or vesting of which was tied to the achievement of one or more specific performance targets, which bonus or other compensation would not have been paid, granted or vested if based on the restated financial statements for the applicable period; provided, that such actions are commensurate with those actions taken with respect to other senior executives of the Company who are or were similarly situated. This Section 11(a) shall become ineffective at such time as the Company adopts a clawback policy pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) which applies to the Executive. Any amounts required to be repaid hereunder shall be adjusted to take into account any taxes that the Executive has already paid. The Company shall be permitted to request any recoupment at any time within the Employment Period or for three (3) years thereafter (unless a longer period is required pursuant to Dodd-Frank).

(b)           In the event the Company is entitled to, and seeks, recoupment under this Section 11, the Executive shall no later than sixty (60) days following the request reimburse the amounts which the Company is entitled to recoup hereunder. If the Executive fails to pay such reimbursement, to the extent permitted by applicable law and not in violation of Section 409A of the Code, the Company shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Executive from the Company or (ii) take any other appropriate action to recoup such payments. The Executive acknowledges that the Company does not waive its right to seek recoupment of any amounts as described under this Section 11 for failure to demand repayment or reduce the payments made to the Executive. Any such waiver must be done in a writing that is signed by both the Company and the Executive.

(c)           The rights contained in this Section 11 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

DAVID SIMON

/s/ David Simon

SIMON PROPERTY GROUP, INC.

By:	/s/ Stephen E. Sterrett
Name: Stephen E. Sterrett
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

[Non-Competition Agreement]

NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT, dated as of December 1, 1993 (this “Agreement”), by and between David Simon, an individual, and Simon Property Group, Inc., a Maryland corporation (the “Company”).

In connection with the initial public offering of the Company, the Company and its Subsidiaries (as defined herein) are entering into a series of related transactions (the “Formation”) pursuant to which the Company or its Subsidiaries will acquire from Melvin Simon & Associates, Inc., an Indiana corporation (“MSA”), Melvin Simon, Herbert Simon, certain of their affiliates and certain other persons, a property portfolio consisting of interests in regional malls, community shopping centers, specialty retail centers, mixed-use properties and land held under development.

Mr. Simon is the President and a director of the Company. Mr. Simon and certain of his Affiliates (as defined herein) will continue to engage in certain businesses after the date hereof.

As a condition to the consummation of the Formation and as consideration for the benefits received by Mr. Simon and certain of his Affiliates (as defined below) through the Formation, including, without limitation, (i) the reduction of the exposure of Mr. Simon and certain of his Affiliates for certain recourse indebtedness through the repayment of indebtedness, (ii) the ability of Mr. Simon and certain of his Affiliates to elect four directors on the nine-member Board of Directors of the Company, (iii) the sale by Mr. Simon and certain of his Affiliates of land to be developed or interests therein, and options to acquire land for new developments for the assumption of indebtedness, (iv) Mr. Simon’s appointment as an officer and director of the Company, (v) the election of Mr. Simon as President of the Company and (vi) the receipt by Mr. Simon and certain of his Affiliates of shares of capital stock of the Company and partnership units in Simon Property Group, L.P. (as defined herein), the parties hereto desire to enter into an agreement restricting the activities of Mr. Simon and certain of his Affiliates.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

Section 1.       Definitions. Capitalized terms used herein shall have the meanings set forth below:

“Affiliate” with regard to Mr. Simon means a Person that is controlled by him. For purposes of this definition, “control” when used with respect to any Person means the power to direct the .management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Affiliates” and “Affiliated” shall have correlative meanings.

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“Developed Property” means any Interest in real property developed as a Shopping Mall or Retail Property on which improvements are present, whether or not such improvements produce income for the owner or lessees thereof, but excluding any improved real property suitable for development as a Shopping Mall that would be considered an Undeveloped Property pursuant to clause (b) of the definition thereof.

“Effective Date” means the date of the closing of the initial public offering of common stock of the Company.

“Excluded Property” means any property in which Melvin Simon, Herbert Simon, David Simon and certain of their Affiliates own an Interest immediately prior to the Formation and which Interest will not be acquired by the company and its Subsidiaries pursuant to the Formation.

“Independent Directors” means the members of the company’s Board of Directors who are not employed by or otherwise affiliated with the company, Melvin Simon, Herbert Simon, David Simon or their Affiliates.

“Interest” means any kind of right, title or interest (whether legal or beneficial), whether such right, title or interest is held directly or indirectly through an interest in a Person that either directly or indirectly owns such interest, but excluding any interests in the Company.

“MSA Realty” means MSA Realty Corporation, an Indiana corporation.

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“Person” means a corporation, partnership, trust, unincorporated association or any other legal entity but shall not include an individual.

“Restricted Area” means North America.

“Retail Property” means property that is or is planned to be used primarily for retail purposes, and shall include, but is not limited to, a regional mall, community shopping center, specialty retail shopping center and a mixed-use property which includes a major retail component.

“Shopping Mall” means a group of commercial retail establishments managed as a single business and includes, but is not limited to, regional malls, community shopping centers, specialty retail shopping centers and a mixed-use property which includes a major retail component.

“Subsidiary” means any entity, at least 50% of the equity of which is owned directly or indirectly by the Company and shall also include, with respect to the Company, Simon Property Group, L.P., a Delaware limited partnership (“Simon Property Group, L.P.”), and M.S. Management Associates, Inc., a Delaware corporation (the “Management Company”), and their subsidiaries.

“Termination for Cause” means the termination by the Company of Mr. Simon’s employment based on (i) a willful failure by Mr. Simon to perform his duties as an employee of the Company, other than by reason of disability, which has not been cured after reasonable notice, (ii) any conduct by Mr. Simon that either results in his conviction of a felony

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under the laws of the United States of America or any state thereof, or of an equivalent crime under the laws of any other jurisdiction, (iii) material, willful or grossly negligent insubordination which has not been corrected after reasonable notice, (iv) any failure to comply substantially with any written rules, regulations, policies or procedures of the Company, if such non-compliance, could be expected to have a material and adverse effect on the Company’s business and which has not been cured after reasonable notice, (v) any willful failure to comply with the Company’s internal policies regarding insider trading or insider dealing which has not been cured after reasonable notice, or (vi) any material breach of this Agreement which has not been cured after notice and a reasonable opportunity to be heard.

“Undeveloped Property” means (a) any Interest in real property planned for development as a Shopping Mall or Retail Property on which no permanent improvements of any kind are present (e.g., raw, vacant land and air rights in which no permanent improvements have been constructed), and (b) any Interest in real property planned for development as a Shopping Mall on which improvements of any kind have been constructed (other than surface parking facilities) but which improvements will constitute fifteen percent (15%) or less of the total gross square footage of the proposed improvements to be constructed on such property.

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Section 2.       Agreement Not to Compete. During the term provided in Section 5 hereof and subject to Section 3 hereof, Mr. Simon shall not, and will cause his Affiliates to not, with respect to any property located within the Restricted Area, directly or indirectly, other than through the Company and its Subsidiaries (i) engage in the ownership, development, management, leasing, expansion or acquisition of Shopping Malls or (ii) acquire any Developed Property or Undeveloped Property. In addition, during the term provided in Section 5 hereof, Mr. Simon shall be obligated to present to the Company all opportunities which arise to acquire an Interest in Retail Properties located within the Restricted Area.

Section 3.       Limitations on Non-Competition. Notwithstanding anything to the contrary contained in this Agreement, each of Mr. Simon and his Affiliates may:

(a)        be an owner of securities of any class of the Company or any of its Subsidiaries;

(b)       be an owner of an Interest in and develop, manage, lease, expand, sell or otherwise deal with any of the Excluded Properties;

(c)        be an owner of the outstanding stock of any class of securities of a Person (public or private) whose primary business is the ownership of Retail Properties, so long as (i) Mr. Simon, as of the date of this agreement, is the owner direct or indirect of an Interest in

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such Person, all of which Persons are disclosed on Schedule 3(c), and (ii)) Mr. Simon does not acquire any additional shares of outstanding stock of any such Person after the date hereof;

(d)       be an owner of up to 5% of the outstanding stock of any class of securities of a Person (public or private) primarily engaged in owning Retail Properties, so long as (i) Mr. Simon and any of his Affiliates have no active participation (except to the extent permitted by clauses (e), (f), (g) or (h) below) in the business of such Person, and (ii) Mr. Simon and any of his Affiliates do not in the aggregate own more than 15% of such Person;

(e)        be an owner of the outstanding stock of any class of securities of, or act as a director in, a Person (public or private) primarily engaged in business as a retailer, whether or not such Person owns any Retail Properties;

(f)        act as a shareholder of and director and/or officer to the Company and any of its Subsidiaries and as a shareholder of and director, officer and/or advisor to MSA Realty;

(g)       with respect to any Person (whether or not engaged in owning Retail Properties), act as a consultant or advisor to, render services for or otherwise assist solely with respect to lines of business or activities of any such Person that are not part of owning Shopping Malls, so long as Mr. Simon, as of the date of this

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Agreement, is engaged in the activities described in this clause (g) with respect to such Person; provided, however, that during the two year period after a Termination for Cause or his resignation, Mr. Simon may render the services described in this clause (g) with respect to any Person, whether or not he is engaged in rendering such activities as of the date of this Agreement; and

(h)       with respect to any Person (whether or not engaged in owning Retail Properties), act as a director, officer, consultant or advisor to, render services for or other assistance, so long as Mr. Simon as of the date of this Agreement provides such services to such Person, all of which Persons are disclosed on Schedule 3(h).

Except as permitted by Sections 3(b), 3(e) and 3(f) above, Mr. Simon shall be required to allocate substantially all of his time to the management of the Company and its Subsidiaries.

Section 4.       Reasonable and Necessary Restrictions. The parties hereto have considered carefully the necessity for protection of the goodwill and business of the Company and the scope of such protection. Mr. Simon acknowledges that the restrictions, prohibitions and other provisions hereof are reasonable, fair and equitable in scope, terms and duration, are necessary and essential to protect the legitimate business interests and goodwill of the Company, are a material inducement to the Company to enter into the

8

transactions contemplated in the recitals hereto and that adequate consideration has been and will be received by Mr. Simon for such restrictions, prohibitions and other provisions.

Section 5.       Term. This Agreement shall be effective, without any further act of the parties, from and after the Effective Date and shall continue in effect during the term of Mr. Simon’s employment as an officer of the Company and for a period of two years thereafter in the event of a Termination for Cause by the Company or Mr. Simon’s resignation; provided, however, that if the Effective Date shall not occur on or before March 31, 1994, Mr. Simon may, by notice to that effect to the Company, terminate this Agreement.

Section 6.       Specific Performance. Mr. Simon acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that the Company will not have an adequate remedy at law if he shall fail to perform any of his obligations hereunder, and Mr. Simon therefore confirms that the Company’s right to specific performance of the terms of this Agreement is essential to protect the rights, interest and goodwill of the company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by

9

Mr. Simon, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Mr. Simon. Mr. Simon acknowledges that the Company will have the right to have the provisions of this Agreement enforced in any court of competent jurisdiction, it being agreed that any breach or threatened breach of this Agreement would cause irreparable injury to the Company and its business and that money damages would not provide an adequate remedy to the Company.

Section 7.       Operations of Affiliated Parties. Mr. Simon agrees that he will refrain from authorizing any Affiliate to perform any activities that would be prohibited by the terms of this Agreement if they were performed by him. Notwithstanding anything to the contrary contained in this Agreement, Mr. Simon shall not be required by the terms of this Agreement to violate any fiduciary duty existing on the date hereof that he owes to a third party.

Section 8.       Miscellaneous Provisions.

8.1       Interpretation. The parties hereto acknowledge that the fundamental policies of this Agreement are to protect the Company’s interest and goodwill in the business and assets acquired by it pursuant to the Formation and to eliminate potential conflicts of interest that may exist as a result of actions taken or proposed to be taken by Mr. Simon after the Effective Date, and this Agreement

10

shall be construed and enforced in a manner consistent with and in furtherance of these policies. The parties hereto agree that any decision regarding the enforcement of any provision of this Agreement will be made by the Independent Directors.

8.2       Binding Effect. Subject to any provisions hereof restricting assignment, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

8.3       Assignment. None of the parties hereto may assign any of its rights under this Agreement, or attempt to have any other entity or individual assume any of its obligations hereunder, except that the Company may assign any of its rights, interests and obligations under this Agreement to any entity controlling, controlled by or under common control with the Company. Notwithstanding anything to the contrary contained in this Section 8.3 or in Section 5 hereof, this Agreement shall terminate if any entity or individual (or any group of associated entities or individuals acting in concert), other than MSA, Melvin Simon, Herbert Simon, Mr. Simon or their respective Affiliates and families, acquires, directly or indirectly, more than 25% of the voting stock of the Company without the prior written consent of a majority of the Board of Directors of the Company and a majority of the directors

11

elected by the holders of shares of Class B Common Stock (the “Class B Common Stock”) so long as shares of Class B Common Stock are outstanding.

8.4       Notices. Any notice, consent, termination or other communication required or permitted under this Agreement .shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or express mail or, if sent by certified or registered mail, on the fifth day after such notice is mailed, as follows (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):

If to Mr. Simon at:

115 West Washington Street

P.O. Box 7033

Suite 15 East

Indianapolis, IN 46204

Facsimile: (317) 685-7221

with a copy to

Dann, Pecar, Newman, Talisnick & Kleiman

2300 One American Square

Box 82008

Indianapolis, IN 46282

Facsimile: (317) 632-2962

Attention: Philip D. Pecar, Esq.

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If to the Company, to the attention of the Company’s General Counsel at:

115 West Washington Street

P.O. Box 7033

Suite 15 East

Indianapolis, IN 46204

Facsimile: (317) 263-2363

8.5       Severability. Mr. Simon acknowledges and agrees that the provisions in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any provision of this Agreement, or any part thereof, is invalid or unenforceable, then the remainder of this Agreement shall remain operative and in full force and effect without regard to the invalid portions.

8.6       Blue-Pencilling. If any court determines that any of the provisions of this Agreement, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and in its reduced form, such provision shall then be enforceable.

8.7       GOVERNING LAW. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, AND ANY CLAIMS OR DISPUTES RELATING THERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA, WITHOUT REGARD TO THE CONFLICTS-OF-LAW PROVISIONS THEREOF.

8.8       Amendment. Except as otherwise expressly provided in this Agreement, no amendment, modification

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or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto and unless it is approved by a majority of the Independent Directors.

8.9       Waiver. Any waiver by any party or consent by any party to any variation from any provision of this Agreement shall be valid only if in writing and only in the specific instance in which it is given, and such waiver or consent shall not be construed as a waiver of any other provision or as a consent with respect to any similar instance or circumstance. Furthermore, any waiver by the Company or consent by the Company to any variation from any provision of this Agreement shall be valid only if it is approved by a majority of the Independent Directors.

8.10     Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

8.11     No Presumption Against Drafter. Each of the parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or

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burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.12     Execution in Counterparts. This Agreement may be executed in two or more counterparts, none of which need contain the signatures of each of the parties hereto and each of which shall be deemed an original.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement, or caused this Agreement to be duly executed on its behalf, as of the date first set forth above.

SIMON PROPERTY GROUP, INC.

By:	/s/ Randolph L. Foxworthy
Name: Randolph L. Foxworthy
Title: Executive V.P. Corp. Dev.

/s/ David Simon
David Simon

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SCHEDULE 3(c)

David Simon

SZS 33 Associates, L.P.

Claypool Development Company

Plantation Center Limited Partnership

NC Mall Associates

50 west San Fernando Associates

St. Louis Centre Ltd.

Two West Washington Associates

Crossroads Joint Venture

Trust 4-5-84

Golden Triangle Mall Associates

Mall of America Company

Sherman Mall Associates Limited Partnership

Northgate Management Company

Oakwood Mall Limited Partnership

Kickapoo Company

Simon Enterprises, Inc.

NC Community Center Associates

Simon 1604-SC Developers, Ltd.

S & E Realty Company, Inc.

SCHEDULE 3(h)

David Simon

SZS 33 Associates, L.P.

Claypool Development Company

Plantation Center Limited Partnership

NC Mall Associates

50 West San Fernando Associates

St. Louis Centre Ltd.

Two west Washington Associates

Crossroads Joint venture

Trust 4-5-84

Golden Triangle Mall Associates

Mall of America Company

Sherman Mall Associates Limited Partnership

Northgate Management Company

Oakwood Mall Limited Partnership

Kickapoo Company

Simon Enterprises, Inc.

NC Community Center Associates

Simon 1604-SC Developers, Ltd.

Simon Aviation, Inc.

Pacers Basketball Corporation

M.S. Aircraft, Inc.

Blocks Building Corp.

Court Street Associates, Inc.

Kohl’s Corporation

Ohio street Garage Associates

Simida Corporation

Newport Garage Limited Partnership

SFC Office Associates I

Shadeland Avenue Developers

Minnertainment Associates

South Boulevard Plaza, Inc.

Evansim Entertainment, L.L.C.

P & B Company Limited Partnership

Simon NYDEV-86 Associates Limited Partnership

IMAX Joint Venture

One North Capitol Company

Property ventures, Inc.

Columbia Associates

SI-Douglas Co. Associates

Simon-1604 No. One, Ltd.

Chinese North Associates

Hollywood Associates

Pentagon City Hotel Company

Pentagon City Hotel Partners Limited Partnership

Plantation Hotel Limited Partnership

Quantum Associates

Destin Guardian Corporation

Destin Pointe Realty, Inc.

M.S. Oil Properties, Inc.

Manalapan Hotel Partners

S & E Realty Company, Inc.

HealthCare COMPARE Corporation

Melvin Simon Productions, Inc.

Melvin’s Equities, Inc.

EXHIBIT A-1

Additional Entities Added to Schedules 3(c) and 3(h) of the Non-Competition Agreement

Melvin Simon & Associates, Inc.

Air Simon Inc

Court Street Associates, Inc

Davasher Corporation

Kickapoo Inc

MSA Operating Group Inc

Northwestern Simon Inc

Simon Enterprises Inc

Simon Aviation Inc

Simon Newport Family, Inc

CLAYPOOL HOLDINGS LLC

DGS ASSOCIATES LP

SFG COMPANY, LLC

SFG Newport LLC

Simon Newport Investors LLC

Simon Newport LP

Simon Newport LLC

Simon Newport Family LP

NC Housing Associates #100 Company

NC Housing Associates #200 Company

20 Southhampton Partnership

30 Easthampton Partnership

25 River Drive South Urban Company

Presidential Plaza Inc

Newport North Garage LP

Newport Garage LP

Newport Shore Garage LP

Newport Centre LLC

NC Community Center Associates

Newport Retail Developers LLC

Newport 6th Street LLC

Newport Shore Retail LLC

Hotel One at Newport LP

Newport Hotel Equity Associates LLC

Newport Associates Development Company

Simon Signature LLC

Simon FP LLC

Simon Investors II LLC

DT II Investors LLC

Si-Athleta LLC

DS TelStreet LLC

SFI X BSMB LLC

SFI XI Arlington LLC

DS Aviation LLC

Pacers Basketball Corporation

MH Holdings Inc

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EXHIBIT B

[Retention LTIP Unit Award Agreement]

EXHIBIT C

[Certificate of Designation]